Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS SECOND QUARTER EARNINGS
PROVIDES SECOND HALF AND UPDATED FISCAL 2022 GUIDANCE

Dublin, California, August 18, 2022 -- Ross Stores, Inc. (NASDAQ: ROST) today reported earnings per share for the 13 weeks ended July 30, 2022 of $1.11 on net income of $385 million. These results compare to $1.39 per share on net earnings of $494 million for the 13 weeks ended July 31, 2021. Sales for the second quarter of 2022 were $4.6 billion versus $4.8 billion in the prior year period. Comparable store sales were down 7% on top of a robust 15% gain in the second quarter of 2021, which was the strongest period of last year.

For the six months ended July 30, 2022, earnings per share were $2.08 on net income of $723 million. These results compare to earnings per share of $2.73 on net earnings of $971 million in the first half of 2021. Sales for the first six months of 2022 were $8.9 billion, with comparable store sales down 7% versus a 14% gain in the first half of 2021.

Barbara Rentler, Chief Executive Officer, commented, “We are disappointed with our sales results, which were impacted by the mounting inflationary pressures our customers faced as well as an increasingly promotional retail environment. Earnings came in above our guidance range primarily due to lower incentive costs resulting from the below plan topline performance.”

She continued, “Second quarter operating margin of 11.3% was down from 14.1% in the prior year period, reflecting the deleveraging effect from the same store sales decline, higher markdowns given the sales underperformance, and ongoing headwinds from increased freight costs that did not begin rising until the second half of 2021. These expense pressures were partially offset by lower incentive and COVID costs.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Ms. Rentler further noted, “During the second quarter, we repurchased 2.9 million shares of common stock for an aggregate price of $235 million. As previously announced, we expect to buy back $950 million of common stock during fiscal 2022 under our two-year $1.9 billion repurchase program that extends through fiscal 2023.”

Second Half and Updated Fiscal 2022 Guidance

Looking ahead, Ms. Rentler commented, “Given our first half results, as well as the increasingly challenging and unpredictable macro-economic landscape and today’s more promotional retail environment, we believe it is prudent to adopt a more conservative outlook for the balance of the year. While we hope to do better, we are now planning third quarter same store sales to decline 7% to 9% versus a strong 14% gain last year. For the fourth quarter, same store sales are forecast to be down 4% to 7% on top of a 9% increase for the same period a year ago.”

She continued, “If the second half performs in line with these updated sales assumptions, earnings per share for the third quarter are projected to be $0.72 to $0.83 versus $1.09 last year and $1.04 to $1.21 for the fourth quarter, compared to $1.04 in 2021. Based on our first half results and second half guidance, earnings per share for fiscal year 2022 are now planned to be in the range of $3.84 to $4.12 versus $4.87 last year.”

Ms. Rentler concluded, “We are facing a very difficult and uncertain macro-economic environment that we expect will continue to strain our customers’ discretionary spending. Though 2022 will likely remain a challenging year for our Company, we believe our value-focused business model and our strong financial position will enable us to manage through these economic pressures and rebound over time.”

The Company will host a conference call on Thursday, August 18, 2022 at 4:15 p.m. Eastern time to provide additional details concerning its second quarter results and management’s outlook for the second half and fiscal year 2022. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 201-612-7415, PIN #13732145 until 8:00 p.m. Eastern time on August 25, 2022, as well as on the Company’s website.

Forward-Looking Statements: This press release and the related conference call remarks contains forward-looking statements regarding projected sales and earnings, planned new store growth, and other financial results and market conditions in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, the uncertainties and potential for the recurrence of significant business disruptions arising from the COVID-19 pandemic, including its unknown duration, the potential for new virus variants and future resurgences, as well as possible mandates or restrictions, and the potential adverse impact on consumer demand and our business; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; impacts from the macro-economic environment, including inflation, housing costs, energy and fuel costs, financial and credit markets, and interest rates, recession concerns, geopolitical conditions (including the current Russia-Ukraine conflict), unemployment levels or public health issues (such as pandemics) that affect consumer confidence and consumer disposable income; our need to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margins; competitive pressures in the apparel or home-related merchandise retailing industry; issues associated with importing and selling merchandise produced in other countries, including risks from supply chain disruptions due to port of exit/entry congestion, shipping delays and ocean freight cost increases, and risks from other supply chain related disruptions, including those due to COVID-19 closures; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and that may result in temporary store closures and disruptions in deliveries of merchandise to our stores; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to anticipate consumer preferences and to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; potential data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our information systems, including from ransomware or other cyberattacks; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, or the adoption of new federal or state tax legislation that increases tax rates or adds new taxes, could increase our costs; damage to our corporate reputation or brands; our need to continually attract, train, and retain associates to execute our off-price strategies; our need to effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an additional pandemic, natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; and maintaining sufficient liquidity to support our continuing operations, new store openings, and ongoing capital expenditure plans. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2021 and fiscal 2022 Form 10-Q and 8-Ks on file with the SEC. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2021 revenues of $18.9 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,669 locations in 40 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 311 dd’s DISCOUNTS® stores in 21 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
($000, except stores and per share data, unaudited)	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021

Sales	$4,583,009	$4,804,974	$8,916,109	$9,321,054

Costs and Expenses
Cost of goods sold	3,399,535	3,410,871	6,595,981	6,609,267
Selling, general and administrative	667,063	717,788	1,336,559	1,392,841
Interest expense, net	10,667	18,707	28,363	37,756
Total costs and expenses	4,077,265	4,147,366	7,960,903	8,039,864

Earnings before taxes	505,744	657,608	955,206	1,281,190
Provision for taxes on earnings	121,227	163,350	232,244	310,453
Net earnings	$384,517	$494,258	$722,962	$970,737

Earnings per share
Basic	$1.11	$1.40	$2.09	$2.75
Diluted	$1.11	$1.39	$2.08	$2.73

Weighted-average shares outstanding (000)
Basic	344,884	352,865	345,969	352,927
Diluted	346,106	354,935	347,470	355,161

Store count at end of period	1,980	1,896	1,980	1,896

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	July 30, 2022	July 31, 2021
Assets

Current Assets
Cash and cash equivalents	$3,903,670	$5,569,071
Accounts receivable	167,503	159,163
Merchandise inventory	2,716,878	1,751,027
Prepaid expenses and other	197,020	193,588
Total current assets	6,985,071	7,672,849

Property and equipment, net	2,929,774	2,746,208
Operating lease assets	3,025,814	2,973,907
Other long-term assets	239,263	248,436
Total assets	$13,179,922	$13,641,400

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,085,680	$2,588,551
Accrued expenses and other	611,186	609,719
Current operating lease liabilities	647,504	608,123
Accrued payroll and benefits	300,611	445,307
Income taxes payable	—	19,526
Current portion of long-term debt	—	64,964
Total current liabilities	3,644,981	4,336,190

Long-term debt	2,454,413	2,450,245
Non-current operating lease liabilities	2,525,512	2,503,332
Other long-term liabilities	231,285	292,715
Deferred income taxes	196,780	154,932

Commitments and contingencies

Stockholders’ Equity	4,126,951	3,903,986
Total liabilities and stockholders’ equity	$13,179,922	$13,641,400

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
($000, unaudited)	July 30, 2022	July 31, 2021

Cash Flows From Operating Activities
Net earnings	$722,962	$970,737
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	189,181	174,094
Stock-based compensation	62,874	58,258
Deferred income taxes	59,138	33,065
Change in assets and liabilities:
Merchandise inventory	(454,605)	(242,045)
Other current assets	(71,290)	(63,420)
Accounts payable	(288,454)	360,891
Other current liabilities	(265,399)	77,963
Income taxes	(13,941)	(27,596)
Operating lease assets and liabilities, net	4,660	2,654
Other long-term, net	(1,391)	794
Net cash (used in) provided by operating activities	(56,265)	1,345,395

Cash Flows From Investing Activities
Additions to property and equipment	(243,346)	(254,437)
Net cash used in investing activities	(243,346)	(254,437)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	11,892	12,534
Treasury stock purchased	(38,634)	(49,015)
Repurchase of common stock	(475,000)	(175,784)
Dividends paid	(217,193)	(203,384)
Net cash used in financing activities	(718,935)	(415,649)

Net (decrease) increase in cash, cash equivalents, and restricted cash and cash equivalents	(1,018,546)	675,309

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,982,382	4,953,769
End of period	$3,963,836	$5,629,078

Reconciliations:
Cash and cash equivalents	$3,903,670	$5,569,071
Restricted cash and cash equivalents included in prepaid expenses and other	11,432	10,801
Restricted cash and cash equivalents included in other long-term assets	48,734	49,206
Total cash, cash equivalents, and restricted cash and cash equivalents:	$3,963,836	$5,629,078

Supplemental Cash Flow Disclosures
Interest paid	$40,158	$42,051
Income taxes paid	$187,047	$304,984